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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

      The parties to this Employment Agreement (the "AGREEMENT") are Emmett Hume (the "EXECUTIVE"), residing at 48 Hamlet Court, Skillman, New Jersey 08558, and ORBCOMM Inc. (the "COMPANY"), a company organized under the laws of Delaware, with principal offices located at 2115 Linwood Avenue, Fort Lee, NJ 07024.

      The Company desires to provide for the Executive's employment by the Company, and the Executive desires to accept such employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:

            1. EMPLOYMENT. The Company shall employ the Executive, and the Executive shall serve the Company, as Executive Vice President - International, with duties and responsibilities compatible with that position. The Executive agrees to devote his full business time, attention, skill, and energy to fulfilling his duties and responsibilities hereunder; provided that the Executive may (a) serve on corporate, civic, educational, philanthropic, or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's duties and responsibilities hereunder and do not violate Section 6 below. The Executive's services shall be performed principally at the Company's Fort Lee, New Jersey office. The Executive understands and acknowledges that he will be required to travel periodically to the Company's offices in Dulles, Virginia.

            2. TERM OF EMPLOYMENT. The Executive's employment under this Agreement commenced as of August 2, 2004 (the "START DATE") and shall continue through August 1, 2007, unless sooner terminated pursuant to the provisions of
Section 4 (the "TERM"). The parties hereto may extend the Term by a written agreement, signed by both parties, that specifically references this Agreement. Upon the natural expiration of the Term (or any extended Term), the Executive's employment will become "at-will" and will be terminable by either party hereto for any reason not prohibited by law or for no reason, and with or without notice.

            3. COMPENSATION. As full compensation for the services provided under this Agreement, the Executive shall be entitled to receive the following compensation during the Term:

            (a) Base Salary. The Executive shall be entitled to receive an annual base salary (the "BASE SALARY") of $220,000. Upon each anniversary of the Start Date, the Base Salary may be increased by the Company in its sole discretion. Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices for its other executives, as those practices may exist from time to time.

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            (b) Bonus. For each calendar year, the Executive shall also be eligible to receive a discretionary bonus (the "BONUS") in an amount, if any, determined by the Company in its sole discretion. In order to receive such a Bonus, if any, the Executive must be actively employed by the Company on the date on which such Bonus is scheduled to be paid to the Executive. Notwithstanding the foregoing, in the event that the Company meets or exceeds its "100% performance goals" for any given year, as established by the Board and/or its Compensation Committee for that year, then the Company agrees to make a recommendation to the Compensation Committee of the Board that the Executive's bonus for such year be equal to at least 50% of his then-current Base Salary. The Executive acknowledges that such recommendation is not binding upon the Board and/or its Compensation Committee and is not a guaranty of a specific bonus amount for any given year.

            (c) Employee Benefits. The Executive shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to the Executive's beneficiary), Company-paid holiday and vacation time (such vacation time to be not less than 20 business days per calendar year and pro-rated for partial years of employment), and other Company-paid employee benefits (collectively, "EMPLOYEE BENEFITS"), on a basis, as to each such benefit, no less favorable than that generally provided to similarly situated employees of the Company or any of its subsidiaries. In addition, the Executive shall be entitled to participate in any qualified or non-qualified profit sharing plan and/or pension plan generally provided for the executives of the Company or any of its subsidiaries, on a basis no less favorable than that generally provided to similarly situated executives of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement provided to employees and/or executives in general.

            (d) Equity Plan Participation. The Executive shall be entitled to participate in any equity option plan or restricted equity plan, or other equity-based compensation plan or arrangement, established by the Company in which the Company's executives generally are permitted to participate. The terms and conditions of the Executive's participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement.

            Conditioned upon his execution of this Agreement, the Executive was awarded on December 3, 2004 an option to purchase 125,000 shares of the Company's Common Stock, par value $0.001 (the "Option"), with an exercise price equal to $2.84 per share. The Option are subject to the terms and conditions of the stock option agreement attached hereto as Exhibit A, which stock option agreement will be executed by the Executive concurrently with this Agreement.

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            (e) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, upon his presentation of appropriate vouchers and/or documentation covering such expenses. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all reasonable transportation, lodging, food, and other expenses incurred by him in connection with traveling on Company business, including for the Executive's reasonable travel and lodging expenses related to his periodic travels to the Company's Virginia offices.

            (f) Automobile. The Company shall provide the Executive with an $800 per month automobile allowance. This allowance will be paid on a monthly basis and is in lieu of any reimbursement to you by the Company for the business use of your vehicle.

            (g) Withholdings. All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

            4. TERMINATION OF EMPLOYMENT.

            (a) Disability. If the Executive shall be unable to perform his essential duties under this Agreement on account of a physical or mental disability, with or without reasonable accommodation, for one hundred eighty
(180) calendar days during any twelve (12) month period or for one hundred (120) consecutive calendar days, then the Company may, by notice to the Executive, terminate his employment under this Agreement as of the date of the notice. Any such termination shall be made only in accordance with applicable law.

            (b) Death. The Executive's employment under this Agreement shall terminate automatically upon his death.

            (c) Termination by the Company. The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of the Executive for any reason whatsoever with or without "cause" (as defined below); provided that the Company must provide the Executive with at least one
(1) month of advance written notice of its decision to terminate the Executive without cause. The Company reserves the right to remove any and all duties from the Executive and exclude him from the Company's premises during the notice period. The Executive's employment shall not be deemed to have been terminated with "cause" unless he shall have received written notice from the Company at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute "cause" and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.

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            As used in this Agreement, termination with "CAUSE" shall mean only the Executive's involuntary termination by the Company for reason of (i) the Executive's breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries, which breach has caused material harm to the Company or any of its subsidiaries, (ii) the Executive's conviction of or plea of guilty or no contest to (I) a crime involving moral turpitude that leads to material adverse publicity or material harm to the Company, or (II) any felony, (iii) the Executive's gross negligence or willful misconduct (including, without limitation, embezzlement) in the performance of his duties, (iv) the Executive's material breach of this Agreement, or (v) conduct by the Executive beyond the scope of his authority as an officer and employee of the Company, which conduct was not known in advance by the Company's Chief Executive Officer and which conduct results in any governmental department or agency terminating or revoking any governmental license of the Company or any subsidiary of the Company.

            (d) Termination by the Executive. The Executive shall have the right to terminate his employment with the Company with or without "good reason" (as defined below), provided that he provides the Company with at least two (2) months of advance written notice of his decision to terminate his employment without "good reason." Upon the receipt of such notice from the Executive terminating his employment without good reason, the Company may withdraw any and all duties from the Executive and exclude him from the Company's premises during the notice period. The Executive's employment shall not be deemed to have been terminated with "good reason" unless he shall have provided written notice to the Company (either to the Chief Executive Officer or Board of Directors of the Company) advising the Company of the specific acts or omissions alleged to constitute "good reason" and those acts or omissions continue uncorrected after the Company shall have had a reasonable opportunity (not to exceed thirty (30) calendar days) to correct them.

            As used in this Agreement, termination with "GOOD REASON" shall mean only the Executive's voluntary termination of his employment with the Company following (i) a significant diminution by the Company of the scope of the Executive's duties and responsibilities, including a diminution in title, (ii) a material reduction in the Executive's Base Salary, or (iii) the Company's material breach of this Agreement.

            (e) Severance. If, during the Term, the Company shall terminate the Executive's employment without "cause" pursuant to Section 4(c) above or the Executive shall terminate his employment with "good reason" pursuant to Section 4(d) above, then, upon the Executive's execution of the Release attached hereto as Exhibit B (the "Release"), the Executive shall be entitled (i) to continue to receive as severance payments Base Salary compensation under Section 3(a) above, payable in accordance with the Company's periodic payroll schedule, for the greater of (I) the remainder of the Term or (II) six (6) months and (ii) provided that previously established Company performance goals or objectives are met for the calendar year in which the Executive's termination of employment occurs, to receive a pro rata portion of his Bonus under Section 3(b) above for the calendar year in which his termination of employment occurs, such

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pro-rata Bonus to be paid on March 30th of the calendar year following the calendar year in which the Executive's termination of employment occurs. The pro rata Bonus will be calculated by multiplying the amount of the Bonus that the Executive would have received for that calendar year had his employment not been terminated by a fraction, the numerator of which is the number of calendar days the Executive was employed by the Company during that calendar year and the denominator of which is 365.

            Notwithstanding the forgoing, the Executive shall remain entitled to receive any compensation and benefits to which he is specifically entitled under any other plan, policy, or arrangement of the Company (including, but not limited to, Employee Benefits, profit sharing and pension benefits, and the Option), and shall remain entitled to be reimbursed pursuant to Section 3(e) for any expenses properly incurred in accordance with such Section 3(e) prior to his employment termination (collectively, the "Accrued Obligations"). Subject only to the Executive's delivery of the Release, the Company's obligation under this
Section 4(e) shall be absolute and unconditional, and the Executive shall be entitled to such severance payments regardless of the amount of compensation the Executive may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.

            If the Executive's employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates the Executive's employment with "cause" pursuant to Section 4(c) above, or if the Executive terminates his employment without "good reason" pursuant to Section 4(d) above, then the Executive shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, or Severance, except that the Executive shall be entitled to the Accrued Obligations, payable no later than 30 days following the Executive's termination of employment unless the plan, policy, or arrangement specifically provides for an alternative payment date or schedule, in which case that alternative payment date or schedule will control.

            5. MERGER OR SALE OF ASSETS. If the Company shall merge or consolidate with another corporation or other entity, or shall transfer all or substantially all of its assets to another person, corporation, or other entity, then the Executive shall be entitled to Severance in accordance with Section 4(e) as if his employment were terminated by the Company without "cause," unless such successor or transferee person, corporation, or entity assumes this Agreement and continues the Executive's employment hereunder.

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            6. OBLIGATIONS OF THE EXECUTIVE.

            (a) Protectable Interests of the Company. The Executive acknowledges that he has and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, and suppliers. The Executive further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, and/or suppliers, and/or
(ii) be privy to Confidential Information (as defined below). As such, the Executive agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.

            (b) Non-Competition. During the Executive's employment and for the one (1) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party:
(i) engage in any business activity; (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise); or
(iii) become a partner, member, principal, or stockholder in any entity; and in each such case, that is in competition with the Business. For purposes of this
Section 6(b) and Section 6(c) below, "Business" shall mean the business of offering data communication services via low-Earth orbit satellites, or any other business which constitutes a material portion of the business of the Company immediately preceding the Executive's termination of employment. The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(b) would be inappropriate and counter to the protections sought by the Company hereunder.

            (c) Non-Solicitation. During the Executive's employment and for the one (1) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party:
(i) solicit any business or contracts, or enter into any business or contract, directly or indirectly, with any suppliers, licensees, customers, or partners of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of Executive's employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business, with whom the Company was actively discussing entering into a business relationship, at the time of the Executive's termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company's or its subsidiaries' employees, or any individuals who were employed by the Company's or its subsidiaries' within six
(6) months prior to the termination of the Executive's employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business. The Executive acknowledges and understands that, due to the

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global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(c) would be inappropriate and counter to the protections sought by the Company hereunder. Notwithstanding the foregoing, at all times following the termination of his employment with the Company, the Executive will be entitled to solicit or enter into contracts with any other person or entity to provide for any product or service that is not competitive with the Business.

            (d) Confidential Information. The Executive acknowledges that, during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and which belongs to the Company. As such, at all times, both during the Term and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) other than in the performance of his duties and responsibilities hereunder, any Confidential Information (as defined below). Notwithstanding anything contained in this
Section 6(d), the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive's disclosure of any Confidential Information.

            For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means any confidential or proprietary information which belongs to the Company, or any of its clients or suppliers (provided that such information regarding the Company's clients or suppliers was disclosed to the Executive during the course of his employment with the Company), including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the Executive by the Company or otherwise obtained by the Executive during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. "Confidential Information" does not include any of the foregoing information which has entered the public domain other than by a breach of this Agreement.

            (e) Return of Company Property. Upon the termination of the Executive's employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, the Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity,

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any and all property which belongs to the Company, or which belongs to any other third party and is in the Executive's possession as a result of his employment with the Company, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing; but not including the Executive's personal contact list developed apart from his provision of services to the Company.

            (f) Ownership of Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its affiliates' actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) ("WORK PRODUCT") belong to the Company or such affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.

            (g) Judicial Modification. The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 6 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in this Section 6 is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.

            (h) Equitable Relief. The Executive acknowledges that the remedy at law for his breach of this Section 6 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Section 6, the Company, upon such showing as may be required by a court, shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation. Nothing in this Section 6(h) shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the parts of this Section 6 which may be pursued or availed of by the Company.

            7. ARBITRATION. Except as provided in Section 6(h) above, any dispute or controversy between the parties hereto, whether during the Term or thereafter, relating to this Agreement and the Executive's employment with the Company and the cessation thereof shall be

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settled by arbitration administered by the American Arbitration Association
("AAA") in New York, New York pursuant to the AAA's National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final, and binding to the fullest extent permitted by law. The parties agree to waive their right to a trial by jury and agree that they will not make a demand, request or motion for a trial by jury or court. This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each party. A party shall initiate the arbitration process by delivering a written notice of such party's intention to arbitrate to the other party at the address set forth above. There shall be one arbitrator. The parties shall select an arbitrator by mutual agreement within thirty (30) days after the written notice of intention to arbitrate is received. If the parties fail to select an arbitrator by mutual agreement, the party seeking arbitration shall notify the AAA of the demand for arbitration and obtain a list of arbitrators from the AAA's Employment Dispute Resolution Roster. If the parties fail to agree on an arbitrator, the AAA Administrator or his/her delegate shall select an arbitrator, who is a member of the AAA's Employment Dispute Resolution Roster. The arbitrator shall have the authority to resolve all issues in dispute, including the arbitrator's own jurisdiction, and to award compensatory remedies and other remedies permitted by law. The arbitrator shall decide the matters in dispute in accordance with the governing law provisions of this Agreement, except that the parties agree that this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings. Each party hereto shall be responsible for paying its own attorneys' fees and costs incurred in connection with any dispute between the parties, except as may otherwise be provided by the arbitrator in applying the substantive law applicable to the dispute between the parties hereto. To the extent inconsistent with the form of arbitration agreement that the Company's employees generally are required to enter into, including the Executive, this arbitration provision shall control. Otherwise, to the extent compatible, effect shall be given to both this arbitration provision and the Company's form of arbitration agreement that the Executive will be required to execute.

            8. MISCELLANEOUS.

            (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five (5) days after mailed by registered mail, return receipt requested, or one
(1) business day after deposit with a nationally recognized overnight delivery service with instructions to deliver the next business day, to the Executive and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).

            (b) Entire Agreement; Amendments. This Agreement (in addition to any stock option agreement entered into by the parties hereto, and any written benefit or compensation plan or policy in which the Executive participates, if any) contains a complete statement of all of the arrangements between the Executive and the Company with respect to the

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employment of the Executive by the Company and the Executive's compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto. This Agreement may not be amended except by a written agreement signed by the Company and the Executive.

            (c) Severability. In the event that any provision of this Agreement, or the application of any provision to the Executive or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

            (d) Waiver. No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

            (e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey without regard to its conflict of laws principles.

            (f) Indemnification. The Executive shall be entitled to indemnification in accordance with the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

            IN WITNESS WHEREOF, the parties hereto have executed this document as of the 6th day of April, 2005.

      ORBCOMM Inc.                                EMMETT HUME

      By: /s/ Jerome B. Eisenberg                   /s/ Emmett Hume
         ----------------------------             ------------------------------
      Name: Jerome B. Eisenberg
      Title: Chief Executive Officer

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                       EXHIBIT A -- STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

            AGREEMENT (this "Agreement") entered into as of the 3rd day of December, 2004 by and between ORBCOMM Inc., a Delaware corporation (the "Company"), and Emmett Hume (the "Employee").

            WHEREAS, pursuant to the ORBCOMM Inc. Stock Option Plan (the "Plan"), the Company's Board of Directors grants to the Employee 125,000 options to acquire shares of Common Stock, par value $0.001 per share, of the Company ("Shares") conditioned upon the Employee entering into an employment agreement with the Company;

            WHEREAS, the Employee in entering into the employment agreement with the Company to which this Agreement is attached (the "Employment Agreement") and the Employee desires to accept the option subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Employee, intending to be legally bound, hereby agree as follows:

            1. Grant of Option. On the terms and conditions hereinafter set forth, the Company hereby grants to the Employee an option to purchase all (or any part) of 125,000 Shares (the "Option"). This Option is granted on December 3, 2004 (the "Grant Date"). The Option is intended to be an Incentive Stock Option. This Option is granted pursuant to the Plan, and is governed by the terms and conditions of the Plan. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Plan.

            2. Exercise Price. The exercise price (the "Exercise Price") for the Shares covered by the Option will be $2.84.

            3. Time of Exercise of Option.

            (a) The Option will become exercisable as follows:

                  (i) 25,000 options will be exercisable immediately;

                  (ii) the remaining 100,000 options will be exercisable at the rate of 6,250 options per calendar quarter as of the last day of the calendar quarter coincident with or immediately following the Grant Date, until all of the Option will be exercisable on the last day of the calendar quarter immediately preceding or coincident with the fourth anniversary of the Grant Date.

            (b) Notwithstanding any other provision of this Agreement to the contrary, the Option will become immediately fully exercisable (i) on the date of any Change of Control (as

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defined in the Plan), or (ii) upon the natural expiration of the term of the
Employment Agreement on August 1, 2007 if the Company shall have not offered to extend the term of the Employment Agreement for at least one additional year upon terms and conditions no less favorable to the Employee, in the aggregate, than those set forth in the Employment Agreement, in each case without regard to the satisfaction of any time-based criteria.

            (c) Notwithstanding any other provision of this Agreement to the contrary, upon a termination of the Employee's employment with the Company without "cause" or with "good reason" (as those terms are defined in the Employment Agreement), an additional 25,000 options will become fully exercisable upon such termination of employment (or, if fewer than 25,000 options hereunder are not yet exercisable at the time of such employment termination, then such fewer number of options will become fully exercisable upon such termination of employment).

            4. Term of Options.

            (a) The Option will expire 10 years from the date hereof, but will be subject to earlier termination as provided below.

            (b) Upon ceasing to be an Employee,

                  (i) the unexercisable portion of the Option hereby granted will terminate on the date of such termination of employment.

                  (ii) the exercisable portion of the Option hereby granted will be treated as follows:

                        (A) Subject in each case to the repurchase rights described in Paragraph 5 below and the Shareholders' Agreement (defined below), if the Company terminates the Employee for any reason except for "cause" (as defined in the Employment Agreement), or if the Employee voluntarily ceases to be an employee, or if the Employee dies or his employment is terminated because he is Disabled, the exercisable portion of the Option hereby granted will be exercisable for ninety (90) days following the termination of employment.

                        (B) If the Employee is terminated for Cause, the exercisable portion of the Option hereby granted will terminate on the date of such termination of employment.

                  (iii) For purposes of this Agreement, "Disabled" means, the Employee is terminated due to "Disability" within the meaning of Code
      Section 22(e).

            (c) If the aggregate Fair Market Value (determined on the date the Option is granted) of a Share subject to an Incentive Stock Option which is exercisable for the first time during any calendar year exceeds $100,000, then the portion of the Incentive Stock Option in excess of the $100,000 limitation will be treated as a Non-Statutory Stock Option.

            5. Repurchase Rights.

            (a) The Company has the right to repurchase the Shares acquired upon the exercise of Options for a period of three months after the Employee terminates employment or three months after the Shares for which the Option is exercised are acquired, whichever is later. The purchase price per Share payable is as follows:

                  (i) if the Employee's employment ends because the Employee is terminated by the Company for "cause" (as defined in the Employment Agreement), the amount equal to the lesser of: (A) the Fair Market value of the Shares at the time of the termination of employment; and (B) the Exercise Price; or

                  (ii) if the Employee's employment ends for any other reason (death, termination without Cause, because the Employee is Disabled, or voluntary resignation by the Employee), the amount equal to the greater of: (A) the Fair Market Value of the Shares at the time of the termination of employment; and (B) the Exercise Price.

            6. Manner of Exercise of Option. The Option may be exercised by delivery, via first class mail, interoffice mail, fax or electronic mail of a Notice of Option Exercise and related forms to the Company stating the number of Shares with respect to which the Option is being exercised and accompanied by payment of an amount equal to the Exercise Price multiplied by the number of Shares being purchased pursuant to the Option (the "Total Exercise Cost") in cash or by check, bank draft or money order payable to the order of the Company or, subsequent to an Initial Public Offering, (i) through the delivery to the Company of Shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Total Exercise Cost, subject to such limitations and prohibitions as the Committee may adopt from time to time or (ii) through the delivery to the Company of an Authorization for Exercise of Options "Cashless" Exercise Form with irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the Total Exercise Cost, subject to such limitations as the Committee may adopt from time to time or by any combination of the above methods of payment.

            7. Non-Transferability. The right of the Employee to exercise the Option (as and when exercisable) may not be assigned or transferred by the Employee other than by will or the laws of descent and distribution. The Option may be exercised and the Shares may be purchased during the lifetime of the Employee only by the Employee (or the Employee's legal representative in the event that the Employee's employment is terminated due to becoming "Disabled" within the meaning of Section 4(b)(iii) of this Agreement). Any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or any levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option, will in each instance be null and void.

            8. Representation Letter and Investment Legend.

            (a) In the event that for any reason the issuance of the Shares to be issued upon exercise of an exercisable Option will not be effectively registered under the Securities Act of 1933, as amended (the "1933 Act"), upon any date on which the Option is exercised, the Employee (or the person exercising the Option pursuant to Section 6) will give a written representation to the Company in the form attached hereto as Exhibit A, and the Company will place the legend described in Exhibit A, upon any certificate for the Shares issued by reason of such exercise.

            (b) The Company will be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issuance of Shares, provided that to the extent that the Company is obligated to do so pursuant to any written agreement between the Company and another executive of the Company, the Company also will be obligated to do so for the Employee to the same extent that the Company is obligated to do so for such other senior executives of the Company.

            9. Adjustments. Subject to Section 8 of the Plan, in the event of any change in the outstanding Shares by reason of an acquisition, spin-off or reclassification, recapitalization or merger, combination or exchange of Shares or other corporate exchange, Change of Control or similar event, or as required under any Option Agreement, the Committee may adjust appropriately the number or kind of Shares or securities subject to the Plan and available for or covered by Grants and Share prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required, provided that, in all cases in which this Section 9 is applicable, the Employee's Options will be adjusted in a manner consistent with adjustments made to the stock options of the Company's other senior executives.

            10. No Special Employment Rights. Nothing contained in this Agreement will be construed or deemed by any person under any circumstances to bind the Company or any of its subsidiaries to continue the employment of the Employee for the period within which this Option may vest or for any other period.

            11. Rights as a Shareholder. The Employee will have no rights as a shareholder with respect to any Shares which may be purchased upon the vesting of this Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Employee. If at any time during the term of the Option, the Company will be advised by its counsel that the Shares are required to be registered under the Securities Act or under applicable state securities laws, or that delivery of the Shares must be accompanied or preceded by a prospectus meeting the requirements of such laws, delivery of Shares by the Company may be deferred until a registration is effective or a prospectus is available or an appropriate exemption from registration is secured. Prior to an Initial Public Offering, the Employee will be required to enter into a shareholder agreement with the Company prohibiting the sale, transfer or assignment of the Shares without first offering the Shares to the Company and/or certain other stockholders, on a form provided by the Company, upon the exercise of any Option under the Plan.

            12. Withholding Taxes. The Employee hereby agrees, as a condition to any exercise of the Option, to provide to the Company an amount sufficient to satisfy its obligation to withhold certain federal, state and local taxes arising by reason of such exercise (the "Withholding Amount"), if any, by (a) authorizing the Company to withhold the Withholding Amount from the Employee's cash compensation, or (b) remitting the Withholding Amount to the Company in cash; provided that, to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Shares delivered upon exercise of the Option that number of Shares having a Fair Market Value equal to the Withholding Amount.

            13. Execution of Shareholders Agreement. The Employee acknowledges that, in connection with his prior or future purchase of Shares of the Company, he has previously executed and delivered that certain Shareholders Agreement, dated the date hereof, by and among the Company and the shareholders of the Company named therein (the "Shareholders Agreement"). The Employee further agrees that all Shares acquired by him upon exercise of the Option will be subject to the terms and conditions of the Shareholders Agreement, as the same may have been amended or modified in accordance with its terms.

            14. Lock-Up Agreements. The Employee agrees that in the event of an Initial Public Offering or any other offering of any securities of the Company, if the Company so requests, the Employee will enter into an agreement on terms and conditions satisfactory to the Company with the relevant underwriters of such transaction that provides that the Employee may not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer the Shares or any other shares of the Company's Common Stock or securities convertible into or exchangeable or exercisable for such shares owned by the Employee, or enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any such shares, for a period of up to one year after the date of the relevant prospectus.

            15. Delivery of Certificates. The Employee will have no interest in the Shares unless and until certificates for the Shares are issued following exercise of the Option.

                                    *********

                         [Signatures on Following Page]

                                OPTION AGREEMENT

                           Counterpart Signature Page

            IN WITNESS WhEREOF, the Company has caused this Agreement to be executed, by its officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the day and year first above written.

ORBCOMM INC.                                    EMMETT HUME

By: _______________________________             /s/ Emmett Hume
    Title:                                      --------------------------------
    Name:

                          EXHIBIT B -- GENERAL RELEASE

      FOR AND IN CONSIDERATION OF the employment agreement to which this General Release is attached, I, EMMETT HUME, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM INC. (the "Company"), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment agreement, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. Sections 2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. Sections 151 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. Sections 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sections 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann. Sections 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. Sections 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. Sections 10:5-1 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties from any Losses arising under the ADEA which arise after the date on which I execute this General Release, from any obligations under the Employment Agreement to which this General Release is attached which arise after the date on which I execute this General Release, or from any Losses arising solely in my capacity as a shareholder of the Company. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

      I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment agreement, my employment, or with the termination of such employment.

      I affirm that I have not filed, and agree to the maximum extent permitted by law not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

      I acknowledge that I have twenty-one (21) in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to __________________ at the Company by delivering such written notice to him at_______________________________________.

      IF SEVEN (7) DAYS PASS WITHOUT RECEIPT OF SUCH WRITTEN NOTICE OF REVOCATION, THIS GENERAL RELEASE SHALL BECOME BINDING AND EFFECTIVE ON THE EIGHTH DAY (THE "RELEASE EFFECTIVE DATE").

      This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.

______________________________                  ________________________________
EMMETT HUME                                     DATE

STATE OF _____________________ )
                               : ss.:
COUNTY OF ____________________ )

            On the ___ day of ___________________ in the year 200__, before me, the undersigned, personally appeared EMMETT HUME, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

                                           _____________________________________
                                                       Notary Public